June 1995



Dear Oppenheimer Mortgage Income Fund Shareholder:

     Several weeks ago, I sent a letter to let you know about some positive changes being proposed for your Fund. A shareholder meeting has been scheduled in July, and all shareholders of record on May 19th are being asked to vote either in person or by proxy. You will find a notice of the meeting, a ballot card, a proxy statement detailing the proposal enclosed for your review, and a postage-paid return envelope enclosed for your use.

What is being proposed?

     On March 16th, your Board of Trustees, which represents your interests in the management of the Fund, recommended approval of the merger of Mortgage Income Fund into another OppenheimerFund, Oppenheimer U.S. Government Trust.

Why does the Board and the Investment Adviser recommend this change?

     The consolidation of Mortgage Income Fund into U.S. Government Trust makes sense because both funds share a common objective -- high current income and preservation of capital. Moreover, we expect the reorganization to serve your investment needs because the portfolio managers of U.S. Government Trust have the ability to diversify investments across the full range of U.S. government and agency securities. This investment flexibility enabled U.S. Government Trust to deliver an attractive, dependable level of income in 1994's turbulent bond market.

     In fact, U.S. Government Trust's successful investment strategy propelled it to the top of its investment category. Oppenheimer U.S. Government Trust's Class A shares are currently ranked the #1 General U.S. Government Fund by Lipper for the 1-year period ended March 31, 1995. 1

     Your vote is very important because these decisions will affect your investment. So, we urge you to consider these issues carefully, and to make your vote count.

How do you vote?

     No matter how large or small your investment, your vote is important, so please review the proxy statement carefully. To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. Remember, it can be expensive for the Fund -- and ultimately for you as a shareholder -- to remail ballots if not enough responses are received to conduct the meeting.


     Please contact your financial adviser or call us at 1-800-525-7048 if you have any questions.

     As always, we appreciate your confidence in OppenheimerFunds and thank you for allowing us to manage a portion of your investment assets.

                                    Sincerely,

                                    [JSF signature]


1. Source: Lipper Analytical Services. Rankings calculated based on changes in net asset value without considering sales charge, with dividends and capital gains distributions reinvested. Oppenheimer U.S. Government Trust was ranked 8 out of 145 general U.S. Government funds ranked for the 1-year period ended 12/31/94 and was ranked #1 of 151, #26 of 80, and #15 of 22 general U.S. Government Funds tracked by Lipper for the 1-, 5- and 10-year periods ended 3/31/95. Past performance does not guarantee future results. Class B shareholders of the Fund will receive Class B shares of Oppenheimer U.S. Government Trust, for which no performance history is available.